[On the Letterhead of Allen and Gledhill]




OUR REF: YLT/SLLC/02825/90

Flextronics International Ltd.
514 Chai Chee Lane #04-13
1 Bedok Industrial Estate
Singapore 469029                                          30th April, 1999

Dear Sirs:

                      Registration Statement on Form S-3 of
                 Flextronics International Ltd. (the "Company")

     We refer to the Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on or about 30th April, 1999 in connection with the registration under the Securities Act of 1933, as amended, of 4,042,546 ordinary shares of S$0.01 each in the capital of the Company (the "Ordinary Shares") to which the Registration Statement relates ("Registration Shares"). The Registration Shares are part of the aggregate number of:

     1. 303,288 Ordinary Shares allotted and issued pursuant to the acquisition by the Company of all of the outstanding quotas of Conexao Informatica Ltda.;

     2. 630,920 Ordinary Shares allotted and issued pursuant to (i) the acquisition by statutory merger of Altatron, Inc. ("Altatron") through the merger of Altatron with and into FA Acquisition Corporation (a wholly-owned subsidiary of the Company), and (ii) the acquisition by the Company (or a subsidiary, or subsidiaries, of the Company designated by the Company) of all of the outstanding membership interests in Marathon Business Park LLC;

     3. 2,806,000 Ordinary Shares allotted and issued pursuant to the acquisition by the Company of 92% of the outstanding shares of Neutronics Electronic Industries Holding A.G.;

     4. 229,990 Ordinary Shares allotted and issued pursuant to the acquisition by Flextronics International (Sweden) AB (a wholly-owned subsidiary of the Company) of all of the outstanding shares of Energipilot AB;


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     5.   252,469 Ordinary Shares allotted and issued pursuant to the acquisition by statutory merger of DTM Products, Inc. ("DTM") through the merger of DTM with and into CBJ One, Inc. (a wholly-owned subsidiary of the Company);

     6. 127,850 Ordinary Shares allotted and issued pursuant to the acquisition by the Company of 5,000 ordinary shares of HK$1.00 each in the share capital of Fico Investment Holding Limited; and

     7. 23,534,229 Ordinary Shares allotted and issued pursuant to the Company's one-for-one bonus issue effected on 11th January, 1999.

     As your Singapore counsel, we have examined the proceedings taken by the Company in connection with the allotment and issuance of the Registration Shares. We have also made such other examinations of law and fact as we have considered necessary in order to form a basis for the opinion hereafter expressed.

     Based on the foregoing, we are of the opinion that the Registration Shares allotted and issued by the Company, and which are represented by share certificates issued in respect of such Registration Shares, are legally issued and fully-paid.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto.

                                                     Yours faithfully,

                                                     /s/ Allen & Gledhill